INVESTMENT PROGRAM AGREEMENT
BETWEEN
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
AND
ASHFORD HOSPITALITY FINANCE, L.P.
as of January 22, 2008

Exhibits

Exhibit A	Form of Subsidiary Agreement

Exhibit B	Form of Master Venture Agreement

Exhibit C	Investment Criteria

Exhibit D	Preliminary Package Materials

Exhibit E	Form of Preliminary Approval Notice

Exhibit F	Full Package Materials

Exhibit G	Form of Approval Notice

Exhibit H	Qualifying Investments For Purposes of Section 8.01

Exhibit I	Form of Loan Servicing Agreement

-ii-

INVESTMENT PROGRAM AGREEMENT
     This INVESTMENT PROGRAM AGREEMENT (the “Agreement”), is made and entered into to be effective for all purposes as of January 22, 2008, by and between Prudential Investment Management, Inc., a Delaware corporation (together with its successors and assigns, collectively, “PIM”) and Ashford Hospitality Finance LP, a Delaware limited partnership (“Ashford”). All capitalized terms used in this Agreement which are not otherwise defined have the meanings set forth in Article I.
WITNESSETH:
     WHEREAS, Ashford is presently acquiring, owning, managing, operating, financing, mortgaging, encumbering, exchanging, selling, repairing, disposing or otherwise dealing with Qualifying Investments (as such term is defined in Article I hereof);
     WHEREAS, Ashford and PIM have agreed to establish an exclusive investment program (the “Program”) between one (1) or more investors advised by PREI (as hereinafter defined) or PIM (each, a “PIM Investor” and collectively the “PIM Investors”) and Ashford. Under the Program, the PIM Investors will provide in the aggregate up to $300,000,000 in capital to acquire Investments (as such term is defined in Article I hereof), and Ashford will provide in the aggregate up to $100,000,000 in capital to acquire such Investments, as more particularly provided in this Agreement;
     WHEREAS, each PIM Investor and Ashford will form a master joint venture between such PIM Investor and Ashford (the “Master Venture”), which in turn will form separate limited liability companies (each, a “Subsidiary”) to acquire Investments; and
     WHEREAS, this Agreement is being entered into by PIM and Ashford to govern the affairs of the Program; and
     WHEREAS, PIM will perform its obligations under this Agreement through Prudential Real Estate Investors (“PREI”).
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     “Accepted Loan Servicing Practices” for each Master Venture Agreement and applicable Investment, shall have the meaning set forth in such Master Venture Agreement.
     “Acquisition Opportunity” shall have the meaning set forth in Section 4.08(a) hereof.
     “Active” shall mean, with respect to an Acquisition Opportunity, Qualifying Investment or Pipeline Transaction, that the PIM Program Representative has not eliminated the Acquisition Opportunity, Qualifying Investment or Pipeline Transaction from consideration.
     “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, is a spouse or immediate relative of a specified Person; or (iii) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities or other ownership interests of the specified Person, or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or other ownership interests.
     “Agreement” shall mean this Investment Program Agreement as originally executed and as amended, supplemented or restated from time to time.
     “Ashford Capital Commitment” shall have the meaning set forth in Section 3.01(c) hereof.
     “Assets” shall mean the assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held, directly or indirectly, by or for the benefit of one or more of the Subsidiaries, including any Investments, and all right, title, and interest, if any, held and owned, directly or indirectly, by a Master Venture, but excluding any and all rights to the name “Ashford,” and all variations thereof and all associated goodwill, which shall be deemed the exclusive property of Ashford.
     “Business Day” shall mean each day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.
     “Capital Call”, for a Master Venture Agreement, shall have the meaning set forth in such Master Venture Agreement.
     “Capital Call Notice”, for a Master Venture Agreement, shall have the meaning set forth in such Master Venture Agreement.
     “Capital Commitments” shall have the meaning set forth in Section 3.01(c) hereof.
     “Change in Control” shall mean such time as there is (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Ashford; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Ashford by Persons who were not directors as of the date of this Agreement, other than Persons either (i) nominated by the board of directors of Ashford as constituted as of the date of this Agreement or (ii) appointed by directors so nominated.
     “Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Duty Breach” shall mean a breach of any material obligation under this Agreement (including, but not limited to, Sections 4.09, 4.11, or 4.12), any Subsidiary Agreement or any Master Venture Agreement, which remains uncured for a period of at least thirty (30) days after receipt of notice of such breach, provided, that if such breach can be cured but is not reasonably capable of being cured within such thirty (30)-day period, such longer period of time as is necessary to cure such breach but in no event in excess of a total of seventy-five (75) days. A failure to make a capital contribution shall not be considered a Duty Breach.
     “Funding Date”, for a Master Venture Agreement, shall have the meaning set forth in such Master Venture Agreement.
     “including” shall mean “including, without limitation,”.
     “Initial Term” shall have the meaning set forth in Section 2.03 hereof.
     “Investment” shall mean, as applicable, the Closing of a Qualifying Investment by a Master Venture or a Subsidiary during the term of this Agreement and the Qualifying Investment thereby acquired.
     “Investment Criteria” has the meaning ascribed to it in Exhibit C hereof.
     “Investment Documents” shall mean the documents evidencing, securing and governing Investments in form and substance approved by PIM.
     “IRS” shall mean the United States Internal Revenue Service.
     “Loan Servicing Agreement” shall mean, with respect to a Master Venture Agreement, that certain Loan Servicing Agreement substantially in the form attached to this Agreement as Exhibit I entered into between the applicable Master Venture and Ashford, as it may be amended from time to time, and applicable to the Investments held directly or indirectly by such Master Venture.

     “Major Uncured Breach”, for a Master Venture Agreement, shall mean (i) a Duty Breach, or (ii) a Change in Control of Ashford.
     “Master Venture” shall have the meaning set forth in the recitals hereof.
     “Master Venture Agreement” means each Limited Liability Company Agreement, substantially in the form of Exhibit B to this Agreement, by and between each PIM Investor and Ashford as each of the foregoing may be amended from time to time.
     “Master Venture Expenses”, for a Master Venture, shall mean the reasonable, out-of-pocket third party costs of operating such Master Venture as described in the applicable Master Venture Agreement and referred to therein as the “Company Expenses”.
     “Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.
     “PIM Capital Commitment” shall have the meaning set forth in Section 3.01(a) hereof.
     “PIM Investors” shall mean entities advised by, or otherwise affiliated with, PIM that have been selected by PIM to acquire Investments directly or indirectly through one or more Master Ventures.
     “Pipeline Transactions” shall have the meaning set forth in Section 4.08(g) hereof.
     “Preliminary Approval” shall have the meaning set forth in Section 4.08(c) hereof.
     “Preliminary Package” shall have the meaning set forth in Section 4.08(b) hereof.
     “Prime Rate” shall mean the rate of interest published from time to time by The Wall Street Journal, as the “prime rate.”
     “Program” shall have the meaning set forth in the recitals hereof.
     “Program Counsel” shall mean one or more attorneys (exclusive of internal counsel) or law firms engaged from time to time by the Program Representatives.
     “Program Representative” shall mean one (1) representative for each of Ashford and PIM who will review Qualifying Investments, as more particularly provided in Article 4.
     “Program Reimbursable Expenses” shall mean, without duplication, Master Venture Expenses and the reasonable, out-of-pocket third party costs and expenses of Ashford and PIM associated with identifying, underwriting, performing due diligence on and negotiating and closing Qualifying Investments, including costs of travel for PIM and Ashford representatives and such third parties, in each case for Qualifying Investments that have received Preliminary Approval and to the extent not otherwise reimbursed to Ashford or PIM, as the case may be, including by a borrower under a Qualifying Investment; provided, however, that if a Qualifying

Investment shall not be acquired by a Master Venture or a Subsidiary following Preliminary Approval of such Qualifying Investment, “Program Reimbursable Expenses” for such Qualifying Investment shall include only such expenses incurred from and after such time as PIM has granted its Preliminary Approval of the applicable Qualifying Investment.
     “Proprietary Information” shall have the meaning set forth in Section 6.01(a) hereof.
     “Qualifying Investment” shall have the meaning set forth in Section 4.08(a) hereof.
     “Sourcing Fee”, under a Master Venture Agreement, shall have the meaning set forth in such Master Venture Agreement.
     “Subsidiary” shall have the meaning set forth in the recitals hereof.
     “Subsidiary Agreement” shall mean the limited liability company agreement of a particular Subsidiary, substantially in the form of Exhibit A to this Agreement, subject to such changes as will not adversely affect the economic terms of such form but as may be necessary or desirable for any one (1) or more Investors to address tax or other legal issues applicable to any of them.
     “Term” shall have the meaning set forth in Section 2.03 hereof.
     “Unfunded Capital Commitment”, for a Master Venture, shall have the meaning set forth in the applicable Master Venture Agreement.
ARTICLE II
PURPOSE
     Section 2.01. Places of Business. Ashford may locate its place or places of business at any place or places as Ashford may from time to time determine and identify to PIM. Ashford’s initial principal place of business shall be at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.
     Section 2.02. Purpose. The principal purposes of the Program shall be to identify Qualifying Investments for the Master Ventures or their Subsidiaries to acquire, own, manage, operate, finance, mortgage, encumber, exchange, sell, repair, dispose or otherwise deal with. The business and purpose of the Program shall be limited to its principal purposes, unless the Program Representatives otherwise determine by their unanimous vote.
     Section 2.03. Term. The term of this Agreement (the “Term”) commenced on the date hereof and shall continue until the winding up of each Master Venture and/or Subsidiary and its Investments, but in no event beyond the twentieth (20th) anniversary of the date hereof, unless this Agreement is terminated sooner in accordance with the provisions of this Agreement. The initial investment period under this Agreement will be two (2) years (the “Initial Term”), unless this Agreement is terminated sooner in accordance with the provisions of this Agreement.

     Section 2.04. No Liability to Ashford, PIM or the PIM Investors.
          (a) Except as otherwise required by law or the provisions of this Agreement or any Master Venture Agreement or Subsidiary Agreement, none of Ashford, PIM, any PIM Investor or any Affiliate of any of the foregoing or any Program Representative, nor any of the Program’s current or former Affiliates, officers or agents, if any, shall be liable to the Program, any Master Venture or Subsidiary or to each other for any debts, liabilities or obligations of the Program, whether arising in contract, tort or otherwise, or for any action taken, or omitted to be taken, in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Program and, with respect to any criminal action or proceeding, for any action taken, or omitted to be taken, with no reasonable cause to believe that the conduct was unlawful, in each case except to the extent of the applicable party’s adjudicated fraud, gross negligence, willful misconduct, criminal conduct (unless there was no reasonable cause to believe the criminal action taken or omitted was unlawful) or to the extent such action taken or omitted to be taken constitutes a material breach of any provision of this Agreement or other contract between such party and the Program. Except as expressly set forth herein, none of Ashford, PIM, any PIM Investor or any Affiliate of any of the foregoing shall have to make any contributions or deliver any letters of credit, guaranties or other tangible property to any Subsidiary or Master Venture. Nothing in this Agreement shall be construed to make Ashford or any PIM Investor liable for any losses or debts of the Program, except to the extent of losses of their respective capital contributions to a Subsidiary or the Master Venture pursuant to the terms of the applicable Subsidiary Agreement or Master Venture Agreement.
          (b) No Affiliate or member of any of Ashford, PIM or any PIM Investor shall have personal liability for the obligations of such person hereunder or otherwise, except as provided herein or under applicable law or in a written agreement (including this Agreement, any Subsidiary Agreement or any Master Venture Agreement), the parties to which include such Affiliate.
          (c) Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Section 2.04, expressed or implied, is intended or shall be construed to give to any creditor of the Program, any Subsidiary or Master Venture or to any creditor of Ashford, PIM or any PIM Investor or any creditor of any other Person whatsoever, other than Ashford, PIM and the Program, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of Ashford, PIM, any PIM Investor and the Program.
     Section 2.05. Other Business Activities of PIM and the PIM Investors. Subject to the provisions of this Agreement, any Subsidiary Agreement or any Master Venture Agreement, including the provisions of Section 6.01 hereof, PIM and the PIM Investors and their Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the acquisition, development, ownership, administration, servicing, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate or real estate-related investments and may compete, directly or indirectly, with the business of the Program. None of

PIM, the PIM Investors or their Affiliates shall incur any liability to the Program, Ashford, PIM or any other PIM Investor as a result of the pursuit by such PIM Investor or its Affiliates of such other business interests and ventures and competitive activity, and neither the Program nor Ashford, PIM or any other PIM Investor shall have any right to participate in such other business interests or ventures or to receive or share in any income derived therefrom.
     Section 2.06. Rights of PIM Investors. Ashford hereby acknowledges that each PIM Investor that executes a Master Venture Agreement with Ashford is a third party beneficiary of all covenants and obligations of Ashford and its Affiliates to the Program and PIM under this Agreement.
     Section 2.07. Other Business Activities of Ashford. Subject to the provisions of this Agreement, any Subsidiary Agreement or any Master Venture Agreement, including the provisions of Section 4.10 hereof, Ashford and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the development, ownership, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate any of which may compete, directly or indirectly, with the business of the Program or any Subsidiary or any member thereof. Neither Ashford nor its Affiliates shall incur any liability to the Program, PIM, any PIM Investor, any Master Venture, any Subsidiary or any of its members or their Affiliates as a result of the pursuit by Ashford or any of its Affiliates of such other real estate, business interests or ventures, except as provided herein or in any Master Venture Agreement or Subsidiary Agreement, and neither the Program, PIM, any PIM Investor, any Master Venture, any Subsidiary nor any of its members nor their Affiliates shall have any right to participate in such other real estate holdings, business interests or ventures or to receive or share in any income derived therefrom except as provided herein or in any Master Venture Agreement or Subsidiary Agreement.
ARTICLE III
CAPITAL CONTRIBUTIONS
     Section 3.01. Capital Commitments.
          (a) During the Initial Term, PIM shall identify one or more PIM Investors to provide an aggregate of up to $300 million (as outstanding, the “PIM Capital Commitment”) to acquire Investments through various Subsidiaries. Each PIM Investor will contribute capital to its Master Venture and/or applicable Subsidiary in accordance with its Master Venture Agreement and/or the Subsidiary Agreement of the applicable Subsidiary.
          (b) In lieu of identifying a PIM Investor to fund a Capital Call, PIM, at its sole discretion, may choose to utilize one or more credit facilities available to it to fund a Capital Call; provided, however, that the use of such credit facilities shall not require or result in any security interest, lien or other encumbrance upon the interests of PIM or any PIM Investor in any

Master Venture or Subsidiary. In the instance that PIM shall utilize a credit facility to fund an Investment, such monies shall reduce PIM’s Unfunded Capital Commitment.
          (c) Ashford shall provide an aggregate of up to $100 million (the “Ashford Capital Commitment” and together with the PIM Capital Commitment, the “Capital Commitments”) to acquire Investments through various Subsidiaries. Ashford will contribute capital to the applicable Master Venture and/or applicable Subsidiary in accordance with the applicable Master Venture Agreement and/or the Subsidiary Agreement of the applicable Subsidiary.
          (d) PIM and Ashford shall contribute the capital required for each Investment on a seventy-five percent (75%), twenty-five percent (25%) basis, respectively, as more particularly provided in each Master Venture Agreement. Each PIM Investor’s equity shall be in a senior position, while Ashford’s equity shall be in a first-loss position with respect to each individual Investment, as more particularly provided in each Master Venture Agreement.
     Section 3.02. Capital Calls.
          (a) The Program Representatives shall make all capital calls on behalf of each Master Venture and Subsidiary in accordance with the terms of the applicable Subsidiary Agreement and Master Venture Agreement, each in the form attached hereto as Exhibits A and B respectively.
          (b) None of PIM or the PIM Investors shall be obligated to fund amounts requested by a Capital Call (x) unless all actions of Ashford and its servicing agents permitted hereunder are materially consistent with Accepted Loan Servicing Practices at the time of such Capital Call or (y) if, prior to the Funding Date with respect to such Capital Call Notice, no Major Uncured Breach is in effect with respect to the applicable Master Venture. Ashford shall not be obligated to fund amounts requested by a Capital Call if, prior to the Funding Date with respect to such Capital Call Notice, any Duty Breach by PIM or any PIM Investor is in effect.
ARTICLE IV
MANAGEMENT; INDEMNIFICATION
     Section 4.01. Management. Subject to the other terms of this Agreement and each Master Venture Agreement, the business and affairs of the Program and of each Master Venture shall be managed solely and exclusively by the Program Representatives.
     Section 4.02. No Assignment. No party hereto shall have the right, directly or indirectly, by operation of law or otherwise, to assign, sell, pledge, mortgage, encumber or otherwise transfer all or any portion of its right, title or interest under this Agreement, except to an entity under common Control with such party and upon prior written notice to the other party. Any assignment, sale, pledge, mortgage, encumbrance or other transfer prohibited hereunder shall be null and void.

     Section 4.03. Program Representatives. Each of PIM and Ashford shall appoint one (1) person to serve as its Program Representative. PIM initially designates Jim Walker as its Program Representative, and Ashford initially designates David Brooks as its Program Representative. No action requiring the consent of both parties hereto or by the Program Representatives shall be taken under this Agreement without the unanimous consent of the Program Representatives.
     Section 4.04. Removal of Program Representatives. PIM may remove its Program Representative at any time and designate a replacement therefore upon delivery of written notice to Ashford. Ashford may remove its Program Representative at any time and designate a replacement therefore upon delivery of written notice to PIM.
     Section 4.05. Program Reimbursable Expenses. Ashford shall fund or bear all Program Reimbursable Expenses. PIM shall reimburse Ashford for its pro rata share (based on the relative Capital Commitments funded by PIM and Ashford) of all Program Reimbursable Expenses. Ashford shall not be entitled to reimbursement for any other costs or expenses, including any general, administrative or overhead expenses.
     Section 4.06. Program Acts. When the taking of Program action has been authorized pursuant to Section 4.01, or as otherwise provided in this Agreement, any duly appointed agent of the Program may execute any contract or other agreement or document consistent with such authorized action, in the name and on behalf of the Program.
     Section 4.07. Compensation.
          (a) The Program Representatives shall serve in their capacities without compensation.
          (b) Each of PIM and Ashford shall bear their own costs and expenses associated with negotiating and entering into this Agreement and each Master Venture Agreement.
          (c) All third party payments made to PIM, a PIM Investor, Ashford or any of their Affiliates in connection with the business of the Program (exclusive of the fees expressly provided herein and in Master Venture Agreements) shall be deemed to belong to the Program and shall be paid over by the receiving party to the Program or applicable Master Venture.
     Section 4.08. Presentation of Opportunities.
          (a) During the Initial Term, the Program shall identify, investigate and analyze opportunities for the Master Ventures or the Subsidiaries to acquire, own, finance, encumber, dispose of or and/or otherwise deal with proposed, targeted investments meeting the Investment Criteria (as reasonably determined by the Ashford Program Representative in good faith), including mezzanine debt that is secured by a mortgage or a pledge of the ownership interests in the borrowing property owner and other commercial loan investments (each, an “Acquisition Opportunity”). Each (i) Acquisition Opportunity that meets the Investment Criteria (as agreed by the PIM Program Representative in good faith) and (ii) other opportunity that fails to meet the Investment Criteria but for which the Investment Criteria shall have been waived by the PIM Program Representative, shall be considered a “Qualifying Investment.” Ashford shall be responsible, on behalf of the Program, for the identification, investigation and analysis of Acquisition Opportunities and shall present all Acquisition Opportunities to the Program Representatives in accordance with the terms of this Agreement. All Acquisition Opportunities and Qualifying Investments shall be for the benefit of, and shall constitute proprietary information of, the Program, so long as they are Active. Ashford shall comply in all material respects with all applicable laws in connection with the identification of Acquisition Opportunities and Qualifying Investments and/or the closing of Investments, including licensing laws.
          (b) Ashford shall present each Acquisition Opportunity to PIM by delivering to PIM all of the materials set forth on Exhibit D hereto (collectively, a “Preliminary Package”). Any Acquisition Opportunity that is generated on behalf of the Program by Ashford, or presented to Ashford or any of its Affiliates, shall be presented by Ashford to the Program Representatives. Any costs incurred by Ashford in identifying or underwriting, or that are otherwise associated with, an Acquisition Opportunity, shall remain the sole cost and expense of Ashford and shall not be considered a Program Reimbursable Expense, unless the applicable Preliminary Package is approved by the PIM Program Representative as provided in Section 4.08(c).
          (c) The PIM Program Representative shall have five (5) Business Days after receipt by of a Preliminary Package to determine if PIM wishes to proceed to full underwriting of the applicable proposed Acquisition Opportunity (such a determination to proceed, “Preliminary Approval”). If the PIM Program Representative grants Preliminary Approval, the PIM Program Representative shall deliver to Ashford the Preliminary Approval Notice in the form of Exhibit E hereto, which shall constitute the agreement of the PIM Program Representative that the proposed Acquisition Opportunity meets the Investment Criteria or that any failure of the Acquisition Opportunity to satisfy the Investment Criteria is waived. If the PIM Program Representative elects not to grant Preliminary Approval or fails to notify Ashford of its response within such five (5) Business Day period, then the PIM Program Representative shall be deemed to have declined to proceed to full underwriting of the applicable proposed Acquisition Opportunity, and Ashford shall have the right to proceed with the proposed Acquisition Opportunity on its own. The PIM Program Representative shall provide Ashford with the reasons for its affirmative rejection of any proposed Acquisition Opportunity.
          (d) Following delivery of the Preliminary Approval Notice, Ashford shall as promptly as reasonably practicable deliver to the PIM Program Representative all of the materials set forth on Exhibit F hereto (collectively, a “Full Package”). The PIM Program Representative shall review each Full Package within ten (10) Business Days following receipt thereof. If the PIM Program Representative elects not to seek or fails to obtain PIM Investment Committee approval of the applicable proposed Qualifying Investment, or fails to notify Ashford of its response, within such ten (10) Business Day period, then the PIM Program Representative shall be deemed to have declined to proceed with respect to the applicable proposed Qualifying Investment, and Ashford shall have the right to proceed with the proposed Qualifying Investment on its own. Notwithstanding the foregoing, including the time periods set forth herein, PIM shall use commercially reasonable efforts to cause the PIM Program Representative and the PIM Investment Committee to act as promptly as practicable in order to comply with time constraints that may be applicable to specific Acquisition Opportunities. If the PIM Investment Committee approves the making of an Investment, the PIM Program Representative shall deliver an approval notice in the form of Exhibit G hereto (the “Approval Notice”) within such ten (10) Business Day period. Any approval evidenced by an Approval Notice shall be subject to completion by PIM of satisfactory due diligence and finalization of Investment Documents; provided, however, that Investment Documents that are substantially in the same form as those previously approved by the PIM Program Representative shall not require any further approval, except to the extent of any substantive and material differences from the previously approved forms, but shall be provided to the PIM Program Representative for confirmation of same no fewer than two (2) business days prior to acquisition of the applicable Qualifying Investment. Ashford shall cooperate with PIM and assist PIM in the completion of all due diligence desired by PIM and shall keep PIM informed as to the status of negotiation and finalization of proposed Investment Documents. Without limiting the foregoing, Ashford shall provide the PIM Program Representative first and final drafts of the Investment Documents promptly following their circulation. If all such due diligence is reasonably satisfactory to PIM and PIM approves the final Investment Documents, then PIM shall so notify Ashford and shall authorize Ashford, acting on behalf of the Program, to cause the applicable Qualifying Investment to be acquired by a Master Venture or a Subsidiary on terms consistent with the PIM Investment Committee’s approval.
          (e) In the event that the PIM Investment Committee does not approve or is deemed not to approve a proposed Qualifying Investment, then the Preliminary Package, Full Package and the proposed Qualifying Investment presented therein shall be deemed rejected by the PIM Program Representative and shall cease to be Active and Ashford shall have the right to proceed with the proposed Qualifying Investment on its own behalf.
          (f) Intentionally omitted.
          (g) Ashford, on behalf of the Program, will deliver to PIM, periodically, a written report of potential Acquisition Opportunities in process (the “Pipeline Transactions”). Upon PIM’s request, Ashford will provide PIM with oral updates as to the identity and status of Pipeline Transactions. PIM may elect to review any transaction on such report for the purpose of deciding whether or not to eliminate such transaction from further consideration. Any such transaction that PIM eliminates from further consideration because it does not fit within the Investment Criteria shall not qualify as or be deemed a rejected transaction pursuant to Sections 8.01(c).
          (h) When a Qualifying Investment is approved for acquisition by the PIM Investment Committee, PIM shall promptly (i) select (A) an existing Master Venture or (B) a new PIM Investor to form a new Master Venture to consummate the Qualifying Investment and (ii) prepare to provide capital to the Master Venture, all as more particularly provided in the applicable Master Venture Agreement and Subsidiary Agreement. When a Qualifying Investment is ready for consummation, Ashford, on behalf of the Program, shall notify PIM and PIM shall promptly cause the applicable PIM Investor and Master Venture to (i) form a

Subsidiary to consummate the Qualifying Investment and (ii) provide capital to such Subsidiary, all as more particularly provided in the applicable Master Venture Agreement and Subsidiary Agreement. Such Master Venture or Subsidiary shall also assume the obligation to reimburse Ashford for all Program Reimbursable Expenses that constitute Master Venture Expenses in accordance with the terms of the applicable Master Venture Agreement or Subsidiary Agreement.
          (i) Ashford shall perform its obligations under this Agreement in accordance with Accepted Loan Servicing Practices.
          (j) Notwithstanding anything contained in this Section 4.08 to the contrary, if Ashford shall determine, in its sole discretion, that the timing for any specific Acquisition Opportunity is such that Ashford cannot submit the Acquisition Opportunity to PIM in accordance with the terms hereof, Ashford shall be entitled to act upon such Acquisition Opportunity on its own behalf; provided, however, that as soon as practicable following the acquisition of such Acquisition Opportunity, Ashford shall present such Acquisition Opportunity to PIM on the same terms as those terms upon with such Acquisition Opportunity was acquired by Ashford (subject to reimbursement for any “Administration Costs” as defined in any applicable Master Venture Agreement). In such event, all the other terms of this Section 4.08 shall apply as if such investment were an Acquisition Opportunity hereunder.
     Section 4.09. Indemnification
          (a) Indemnification of Ashford. PIM, to the fullest extent permitted by applicable law, shall indemnify, defend and hold Ashford and its Affiliates and their officers, directors, members and employees harmless from and against any and all losses, claims, damages, expenses, actions, judgments, suits (including, reasonable attorneys’ fees and disbursements and other expenses incurred in connection with any amount paid in defense of and/or settlement of any action, suit or proceeding or any claim asserted or threatened), liabilities, and judgments arising out of, relating to, or caused by, PIM’s or any PIM Investor’s failure to perform any duty or obligation arising hereunder, under a Master Venture Agreement or under any Subsidiary Agreement or for any material misrepresentation or any material breach of the representations, warranties or covenants hereunder, except to the extent such losses, claims, damages, expenses, liabilities and judgments are caused by reason of bad faith, willful misconduct, fraud, gross negligence, acting outside authority hereunder or a Major Uncured Breach by Ashford (or its Affiliates) or failure by Ashford to materially perform its obligations under Section 4.08 hereof.
          (b) Indemnification of PIM. Ashford, to the fullest extent permitted by applicable law, shall indemnify, defend and hold PIM and its Affiliates and their officers, directors, members and employees harmless from and against any and all losses, claims, damages, expenses, actions, judgments, suits (including, reasonable attorneys’ fees and disbursements and other expenses incurred in connection with any amount paid in defense of and/or settlement of any action, suit or proceeding or any claim asserted or threatened), liabilities, and judgments arising out of, relating to, or caused by, Ashford’s failure to perform any duty or obligation arising hereunder or for any material misrepresentation or any material breach of the representations, warranties or covenants hereunder, except to the extent such losses, claims, damages, expenses, liabilities and judgments are caused by reason of bad faith, willful misconduct, fraud, gross negligence, acting outside authority hereunder or Major Uncured Breach by PIM (or its Affiliates) or failure by PIM (or its Affiliates) to materially perform its obligations under Section 4.08 hereof.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, Ashford and PIM each waive (and PIM shall cause each PIM Investor to waive) any and all rights to allege or claim any punitive, special, speculative and/or consequential damages.
     Section 4.10. Non-Competition/Exclusivity.
As a material inducement for PIM to enter into this Agreement and for the PIM Investors to enter into the Master Venture Agreement and allow the Subsidiaries to be formed, Ashford covenants and agrees with PIM and each PIM Investor during the Initial Term and prior to (i) the full funding of the Ashford Capital Commitment to one or more Master Ventures or Subsidiaries or (ii) termination of the Program pursuant to Section 8 hereof, that Ashford will not, other than through the Program, a Master Venture or any Subsidiary, acquire, negotiate, own, administer, service, sell, dispose of, or otherwise deal, directly or indirectly, with, any Acquisition Opportunities or Qualifying Investments, in each case so long as they are Active, during the term of this Agreement; provided, however, that nothing herein shall prevent Ashford from continuing to own, administer, service, sell, finance, refinance, restructure, dispose of, or otherwise deal, directly or indirectly, with, any investments or assets (i) owned by Ashford as of the date of this Agreement, or (ii) acquired by Ashford in compliance with the terms of this Agreement after the date hereof.
     Section 4.11. Management Fee; Workout and Restructuring Fee. Ashford or any of its Affiliates shall be entitled to receive with respect to each Investment, a Management Fee or a Workout Fee, each as defined in, and payable in accordance with, the provisions of the applicable Loan Servicing Agreement.
     Section 4.12. Sourcing Fees. Ashford or any of its Affiliates in connection with the sourcing of an Investment shall be entitled to receive for its own account the Sourcing Fee (as defined in and in accordance with the provisions of the Master Venture Agreement) for such Investment.
     Section 4.13. Potential Ashford Spinoff. If, during the term of this Agreement, Ashford wishes to assign, sell or otherwise transfer, directly or indirectly, its interests in Investments or other Assets through a public offering, private placement or similar combination transaction (each, a “Spinoff”), Ashford shall deliver written notice of its intent to PIM. Such notice shall include a statement of the complete terms and conditions of the proposed Spinoff. PIM, acting on behalf of each PIM Investor, shall have the right, by written notice delivered to Ashford within ten (10) days after receipt of the terms of the Spinoff and such additional information as is reasonably requested by PIM in connection therewith, to participate in such Spinoff by assigning, selling or otherwise transferring, directly or indirectly, all or any portion of its interests in Investments, other Assets, the Master Ventures and/or the Subsidiaries on the

same terms and conditions on which Ashford participates. Alternatively, PIM, acting on behalf of each PIM Investor, shall have the right, by written notice delivered to Ashford within ten (10) days following receipt of the written notice referenced above in this Section and such additional information as is reasonably requested by PIM in connection therewith, to elect to cause Ashford to acquire all or any portion of its interests in the applicable Master Ventures and Subsidiaries for an amount equal to the aggregate unreturned PIM Capital Commitment funded with respect to such Investments, other Assets, Master Ventures and/or the Subsidiaries, plus all accrued, unpaid return therein due under the applicable Master Venture Agreements. Any such acquisitions shall be consummated pursuant to documents and instruments reasonably satisfactory to PIM and Ashford. If PIM elects to participate in a Spinoff, and believes in good faith that the Spinoff could materially decrease the value of the PIM Investors’ interests in any Investments, other Assets, Master Venture and/or Subsidiary due to terms and conditions with respect to fees or any promote payable to Ashford or any of its Affiliates in connection with the Spinoff or thereafter, or due to the terms of any override in connection with the Spinoff or thereafter, then PIM may provide written notice to Ashford within fifteen (15) days after the expiration of the ten (10) day period referenced above, that it desires an appraiser to determine the decrease in value of such interests that could result from such Spinoff. Within ten (10) days after the receipt of such request, Ashford and PIM shall jointly agree on an appraiser to determine the amount, if any, of such perceived decrease in value. If the appraiser shall determine that there would be a decrease in value, Ashford shall pay to each applicable PIM Investor an amount equal to such decrease at closing of the Spinoff as a condition to its authority to consummate such Spinoff. Any decisions made by PIM under this Section 4.13 shall be binding on all PIM Investors and shall be applied collectively to all Master Ventures and their underlying Subsidiaries.
ARTICLE V
INTENTIONALLY OMITTED
ARTICLE VI
COVENANTS
     Section 6.01. Confidentiality.
          (a) General. It is expected that PIM and Ashford will disclose to each other during the term of this Agreement certain information which is confidential or proprietary and which may include technology, products, trade secrets, processes, programs, technical know-how, customers, distributors, costs, pricing, business operations and other business information, including the Pipeline Transactions (“Proprietary Information”). All Proprietary Information owned solely by one party, any Master Venture or any Subsidiary and disclosed to any other party shall remain solely the property of the disclosing party, and its confidentiality shall be maintained and protected by the party to whom the information was disclosed with the same degree of care used to protect its own Proprietary Information of a similar nature; provided, however, that (i) Acquisition Opportunities and Qualifying Investments that are Active shall be deemed the property of the Master Ventures or Subsidiaries as determined by PIM in its sole discretion unless this Agreement has been terminated, (ii) Acquisition Opportunities and Qualifying Investments that are no longer Active shall be deemed the property of Ashford, and (iii) client lists, financial and analytical models, processes and procedures utilized or developed by Ashford in connection with the business of the Program, any Master Venture or any Subsidiary shall be deemed the property of Ashford, but only to the extent they are different than the client lists, models, processes and procedures currently used by Affiliates of PIM. No Proprietary Information owned solely by one party or by the Master Ventures or the Subsidiaries shall be used by the other party except in furtherance of the terms and provisions of this Agreement. Except to the extent permitted under this Agreement or as required by law or court order, the parties shall in all circumstances exercise reasonable care not to allow to be published or disclosed the other party’s or the Subsidiaries’ or Master Ventures’ Proprietary Information to any third party. Each party shall advise its employees to whom the other party’s or the Subsidiaries’ or Master Ventures’ Proprietary Information is disclosed of these obligations of confidentiality.
          (b) The parties agree that the following information shall not constitute Proprietary Information under this Agreement:
               (i) information available from public sources at any time before or after it is disclosed to a party hereto by the other party hereto;
               (ii) information obtained from a third party who obtained such information, directly or indirectly, from a party other than a party to this Agreement; and
               (iii) information independently developed by the party against whom enforcement of this provision is sought without the use of information provided by the party seeking such enforcement.
          (c) Notwithstanding any provision of this Agreement to the contrary, any person (and each employee, representative, or other agent of such person) may disclose to any and all other persons, without limitation of any kind, (i) the tax treatment and tax structure of any transaction contemplated or consummated pursuant to this Agreement, (ii) all materials of any kind (including any opinions or other tax analysis) that are provided to such person relating to the tax treatment and tax structure of any such transaction and (iii) any information required to be disclosed or obtained by law or court order.
     Section 6.02. Compliance with Law(a) . Ashford agrees to comply with all laws applicable to it, including any and all state, federal and local licensing and anti-discrimination laws, and to inform PIM as to how to cause each Master Venture or Subsidiary to comply with all applicable licensing laws. Upon the request of the Program Representatives from time to time, Ashford shall deliver to PIM evidence, which may include legal opinions from one (1) or more counsel, reasonably satisfactory to PIM of its and each Master Venture’s or Subsidiary’s compliance with all applicable licensing and similar laws.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PIM AND ASHFORD
     Section 7.01. Representations. PIM represents and warrants and covenants with Ashford and Ashford represents and warrants to and covenants with PIM as follows:
          (a) Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct the business of the Program and the Subsidiaries.
          (b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms.
          (c) Consents and Authority. No consents or approvals are required from any governmental authority or other Person for it to enter into this Agreement. All action on the part of such party necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such party, have been duly taken.
          (d) No Conflict. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby by it do not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties or assets are bound or any law, rule, regulation, order or decree to which it or its properties or assets are subject.
          (e) Advisors. It has been afforded the opportunity to seek and rely upon the advice of its own attorney, accountant or other professional advisor in connection with the execution of this Agreement.
ARTICLE VIII
DISSOLUTION AND TERMINATION
     Section 8.01. Termination. This Agreement may be terminated by PIM or Ashford, in their sole and absolute discretion, with respect to new Acquisition Opportunities upon the occurrence of any of the following:
          (a) the expiration of the Initial Term as provided in Section 2.03, unless and to the extent that the Initial Term is extended by mutual agreement of all the parties to this Agreement;
          (b) the unanimous election by PIM and Ashford to terminate the Program;
          (c) PIM does not elect to cause a PIM Investor to acquire, or votes to reject (or is deemed to have rejected pursuant to Section 4.08(d)) the funding of three (3) or more

Acquisition Opportunities or Qualifying Investments within any period of twelve (12) consecutive months, as more particularly provided in Section 4.08, for a reason other than that a proposed Acquisition Opportunity does not satisfy the requirements for becoming a Qualifying Investment pursuant to Section 4.08(a); provided, however, that, the rejection of any one (1) or more of the Qualifying Investments listed on Exhibit H hereto shall not constitute a rejection for purposes of this item (c) above;
          (d) at any time on not less than ninety (90) days prior written notice to the other party; or
          (e) upon a Change in Control of Ashford.
Any termination under this Section shall be effective as of the date specified in the written notice delivered by the terminating party to the other party.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Specific Performance; Other Rights. The parties recognize that various of the rights granted under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights under this Agreement by actions for injunctive relief and specific performance.
     Section 9.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service or by telecopier and shall be deemed given when so delivered by hand or, if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), addressed as follows:
If to Ashford:
c/o Ashford Hospitality Trust
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
Attention: Douglas A. Kessler
Telephone: 972-490-9600
Facsimile: 972-980-2705
with simultaneous copies (which shall not constitute notice) to:
c/o Ashford Hospitality Trust
14185 Dallas Parkway
Suite 1100

Dallas, Texas 75254
Attention: David A. Brooks
Telephone: 972-490-9600
Facsimile: 972-980-2705
and
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201-4675
Attention: Robert W. Dockery, Esq.
Telephone: (214) 969-4316
Facsimile: (214) 969-4343
If to PIM:
c/o Prudential Investment Management, Inc.
8 Campus Drive
Parsippany, NJ 07054
Attention: Jim Walker
Telephone: (973) 683-1690
Facsimile: (973) 683-1752
And
c/o PREI Law Department
8 Campus Drive
Parsippany, NJ 07054
Attention: Joan N. Hayden, Esq.
Telephone: (973) 683-1772
Facsimile: (973) 683-1788
with a simultaneous copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Minta E. Kay, Esq.
Telephone: (617) 570-1877
Facsimile: (617) 523-1231
or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others.
     Section 9.03. Prior Agreements; Construction; Entire Agreement. This Agreement, including the Exhibits and other documents referred to herein (which form a part hereof),

constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between them as to such subject matter and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof. In the event of any conflict between the provisions of this Agreement and those of any Master Ventures Agreement, the provisions of the applicable Master Venture Agreement shall control.
     Section 9.04. No Waiver. The waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
     Section 9.05. Amendments. This Agreement may not be amended, altered or modified except (i) upon the unanimous approval of the Program Representatives and (ii) by instrument in writing and signed by each of PIM and Ashford.
     Section 9.06. Severability. If any provision of this Agreement shall be held or deemed by a final order of a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.
     Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.
     Section 9.08. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties consent to the exclusive jurisdiction of the United States District Court for the District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the state courts of the State of New York. The parties hereby waive and agree not to assert in any litigation concerning this Agreement the doctrine of forum non-conveniens.
     Section 9.09. Waiver Of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 9.10. Arbitration. Any unresolved dispute, question, disagreement, controversy or claim arising from or relating to this Agreement or breach thereof that is to be settled by arbitration shall be settled by arbitration in New York, New York, administered by the

American Arbitration Association in accordance with its Commercial Arbitration Rules including the Emergency Interim Relief Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties.
     Section 9.11. No Rights of Third Parties. Except for the rights of the Persons referenced in Sections 2.06 and 4.10 hereof, (i) this Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective members, successors and assigns subject to the express provisions hereof relating to successors and assigns, and (ii) no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 9.12. Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, PIM and Ashford agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions contemplated hereby.
     Section 9.13. Survival. The covenants contained in this Agreement which, by their terms, require performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.
     Section 9.14. Headings. Headings are included solely for convenience of reference and if there is any conflict between headings and the text of this Agreement, the text shall control.
     Section 9.15. No Broker. Each of PIM and Ashford represent and warrant that it has not dealt with any broker in connection with this Agreement and agrees to indemnify, defend and hold harmless each other party hereto and its Affiliates from all claims or damages as a result of this representation and warranty being false.
     Section 9.16. Currency. Any exchange of funds between PIM and Ashford shall be made in United States dollars, including, any reimbursement or fees payable to PIM or Ashford. In addition, all calculations pursuant to this Agreement and any Master Venture Agreement shall be based on United States dollars.
     Section 9.17. Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives, or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the party or parties prevailing in such may be granted, a reasonable sum as and for his or its or their attorneys’ fees and court and other costs in such matter, which amount shall be determined by the judicial referee, a court in such litigation or in a separate action brought for that purpose.
     Section 9.18. REOC Compliance. Ashford acknowledges that the ownership interest of PIM Investor in each Master Venture and, indirectly, each Subsidiary is intended to qualify as a “real estate operating company” (“REOC”) within the meaning of U.S. Department of Labor Regulations published at 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), but only to the extent the underlying Assets constitute an investment in real estate that is managed or developed (within the meaning of the Plan Assets Regulation). With respect to such Assets, Ashford agrees that it will, at all times, exercise its rights and authority under this Agreement in a manner that is consistent with the foregoing intentions. Ashford shall not enter into any agreement delegating to any person management rights with respect to any Investment other than agreements (i) that are terminable by the Master Venture and/or Subsidiary on not more than one month’s notice without penalty or cause and (ii) pursuant to which the Master Venture and/or Subsidiary maintains substantial oversight and approval rights with respect to the delegated management functions. Any such agreement must provide that it is fully subject to all, and in no way limits or abrogates any, of PIM’s approval and other rights with respect to the Investment. Ashford and PIM hereby acknowledge and agree that all rights of PIM in respect of the Master Venture Agreement, Subsidiary and the Investment shall be exercised and enforced solely by PRISA III REIT Operating LP. Nothing in the foregoing shall be deemed to limit the rights of the PIM Program Representative hereunder or under the Master Venture Agreement. In the event the Investment is owned by an entity that is owned, directly or indirectly, by the Master Venture or a Subsidiary, PIM shall have the same rights with respect to the Investment as it would have hereunder were the Investment owned directly by the Master Venture or the Subsidiary, and Ashford shall take such actions, and/or cause any such entity to take such actions, as are necessary to achieve the foregoing result.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC., a Delaware corporation
By:
	Name:	James P. Walker
	Title:	Vice President

ASHFORD HOSPITALITY FINANCE LP, a Delaware limited partnership

By:	Ashford Hospitality Finance General Partner LLC, a Delaware limited liability company, its general partner

By:

Name: David Brooks
Title: Vice President
Signature Page to Investment Program Agreement

EXHIBIT A
Form of Subsidiary Agreement

EXHIBIT B
Form of Master Venture Agreement

EXHIBIT C
Investment Criteria

EXHIBIT D
Preliminary Package Materials

EXHIBIT E
Form of Preliminary Approval Notice

EXHIBIT F
Full Package Materials

EXHIBIT G
Form of Approval Notice

Sincerely,

PIM Program Representative

EXHIBIT H
Qualifying Investments For Purposes of Section 8.01